Exhibit 99.2

STONE ENERGY CORPORATION

Announces Successful Results of the Tender Offer for Its 6 3/4%

Senior Subordinated Notes due 2014

LAFAYETTE, LA., November 6, 2012

Stone Energy Corporation (NYSE: SGY) (“Stone”) today announced that it had received, as of 5:00 p.m., New York City Time, on November 5, 2012 (the “Consent Expiration”) tenders and consents from the holders of approximately $136.1 million in aggregate principal amount, or approximately 68%, of its outstanding 6 3/4% Senior Subordinated Notes due 2014 (the “Notes”) in connection with its previously announced cash tender offer and consent solicitation for the Notes, which commenced on October 22, 2012. In connection with the tender offer and related consent solicitation for the Notes, Stone has entered into a supplemental indenture to the indenture governing the Notes to, among other things, eliminate substantially all of the restrictive covenants and certain event of default provisions in the indenture.

The tender offer for the Notes is scheduled to expire at 11:59 p.m., New York City Time, on November 20, 2012 (the “Expiration Time”). Notes tendered after the Consent Expiration but prior to the Expiration Time will not receive a consent payment. Notes tendered prior to the Consent Expiration may no longer be withdrawn.

Subject to the closing of Stone’s pending public offering of new senior notes on November 8, 2012 and the satisfaction or waiver of other conditions to the tender offer, holders who tendered their Notes prior to the Consent Expiration will receive a consent payment of $30.00 per $1,000 principal amount of the Notes tendered and accepted for purchase, in addition to the tender offer consideration of $975.00 per $1,000 principal amount of Notes, plus accrued and unpaid interest to the date of payment. The initial settlement date for Notes tendered prior to the Consent Expiration is expected to be November 8, 2012.

Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding, and the holders will be subject to the terms of the supplemental indenture even though they did not consent to the amendments. However, Stone intends to redeem on or about December 17, 2012 all outstanding Notes not tendered prior to the Expiration Time.

Stone has retained BofA Merrill Lynch to serve as the Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, at (800) 269-6427. Questions regarding the tender offer and consent solicitation may be directed to BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 387-3907 (collect).

This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated October 22, 2012.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.